   As filed with the Securities and Exchange Commission on December 5, 2000
                                                     Registration No. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ---------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------

                       HOLLIS-EDEN PHARMACEUTICALS, INC.
            (Exact name of Registrant as specified in its charter)

                               ---------------

                     Delaware                                      13-3697002
           (State or other jurisdiction                         (I.R.S. Employer
        of incorporation or organization)                    Identification Number)

                        9333 Genesee Avenue, Suite 200
                          San Diego, California 92121
                                (858) 587-9333
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               ---------------
                               Richard B. Hollis
               Chairman of the Board and Chief Executive Officer
                       HOLLIS-EDEN PHARMACEUTICALS, INC.
                        9333 Genesee Avenue, Suite 200
                          San Diego, California 92121
                                (858) 587-9333
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ---------------
                                  Copies to:
                             Eric J. Loumeau, Esq.
                       HOLLIS-EDEN PHARMACEUTICALS, INC.
                        9333 Genesee Avenue, Suite 200
                          San Diego, California 92121
                                (858) 587-9333

                               ---------------
  Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------
------------------------------------------------------------------------------------
                                          Proposed        Proposed
 Title of each class of                   maximum          maximum       Amount of
    securities to be       Amount to   offering price     aggregate     registration
       registered        be registered  per share(1)  offering price(1)     fee
------------------------------------------------------------------------------------
Common Stock, $.01 par
 value.................     228,672        $4.25          $971,856        $256.57
------------------------------------------------------------------------------------

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(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933. The price per share and aggregate offering price are based upon the average of the high and low sales price of Hollis-Eden's common stock on November 29, 2000 as reported on The Nasdaq National Market. It is not known how many shares will be purchased under this registration statement or at what price such shares will be purchased.

                               ---------------

  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information contained in this prospectus is not complete and may be       +
+changed. These securities may not be sold to you until the registration       +
+statement filed with the Securities and Exchange Commission is effective.     +
+This prospectus is not an offer to sell these securities and it is not        +
+soliciting an offer to buy these securities in any state where the offer or   +
+sale is not permitted.                                                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED DECEMBER 5, 2000

PROSPECTUS

                                 228,672 Shares

                       HOLLIS-EDEN PHARMACEUTICALS, INC.

                               -----------------

                                  Common Stock

                               -----------------

  Selling stockholders identified in this prospectus are selling 228,672 shares of Hollis-Eden Pharmaceuticals, Inc. common stock. Hollis-Eden will not receive any of the proceeds from the sale of shares by the selling stockholders. Hollis-Eden's common stock is listed on The Nasdaq National Market under the symbol "HEPH." The closing sale price of the common stock, as reported on The Nasdaq National Market on December 1, 2000, was $5.81per share.

                               -----------------

         Investing in the common stock involves a high degree of risk.

                    See "Risk Factors," beginning on page 3.

                               -----------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is           , 2000.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
       Hollis-Eden Pharmaceuticals.........................................   3

       Use of Proceeds.....................................................   3

       Risk Factors........................................................   3

       Where You Can Get More Information..................................   7

       Forward-Looking Statements..........................................   7

       Selling Stockholders................................................   8

       Plan of Distribution................................................   9

       Legal Matters.......................................................  10

       Experts.............................................................  10

                               ----------------

  This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information contained in or incorporated by reference in this prospectus. The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

                          HOLLIS-EDEN PHARMACEUTICALS

  Hollis-Eden is a pharmaceutical company in the development stage. We intend to discover, develop and commercialize products for the treatment of a wide array of infectious diseases and immune system disorders including HIV/AIDS, hepatitis, and malaria.

  Hollis-Eden's executive offices are located at 9333 Genesee Avenue, Suite 200, San Diego, California 92121, telephone number (858) 587-9333.

                                USE OF PROCEEDS

  Hollis-Eden will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders.

                                 RISK FACTORS

  An investment in Hollis-Eden shares involves a high degree of risk. You should consider the following discussion of risks, in addition to other information contained in this prospectus. This prospectus also contains forward-looking statements that involve risks and uncertainties.

If we do not obtain FDA regulatory approval for our products, we cannot sell our products and we will not generate revenues.

  Our principal development efforts are currently centered around HE2000, a drug candidate which we believe shows promise for the treatment of a variety of infectious diseases and immune system disorders. However, all drug candidates require Food and Drug Administration, FDA, and foreign government approvals before they can be commercialized. Neither HE2000 nor any of our other drug candidates have been approved for commercial sale. We expect to incur significant additional operating losses over the next several years as we fund development, clinical testing and other expenses while seeking regulatory approval. While limited clinical trials of HE2000 have to date produced favorable results, significant additional trials are required, and we may not be able to demonstrate that this drug candidate is safe or effective. We cannot guarantee that any of our product candidates will obtain required government approval. If we do not receive FDA or foreign approvals for our products, we will not be able to sell our products and will not generate revenues.

If we do not successfully commercialize our products, we may never achieve profitability.

  We have experienced significant operating losses to date because of the substantial expenses we have incurred to acquire and fund development of our drug candidates. We have never had operating revenues and have never commercially introduced a product. Our accumulated deficit was $49.8 million through September 30, 2000. Many of our research and development programs are at an early stage. Potential drug candidates are subject to inherent risks of failure. These risks include the possibilities that no drug candidate will be found safe or effective, meet applicable regulatory standards or receive the necessary regulatory clearances. Even safe and effective drug candidates may never be developed into commercially successful drugs. If we are unable to develop safe, commercially viable drugs, we may never achieve profitability.

As a result of our intensely competitive industry, we may not gain enough market share to be profitable.

  The biotechnology and pharmaceutical industries are intensely competitive. We have numerous competitors in the United States and elsewhere. Our competitors include major, multinational pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions. Many of these competitors have greater financial and other resources, larger research and development staffs and more effective marketing and manufacturing organizations than we do. In addition, academic and government institutions have become increasingly aware of the commercial value of their research findings. These institutions are now more likely to enter into exclusive licensing agreements with commercial enterprises, including our competitors, to market commercial products.

  Our competitors may succeed in developing or licensing technologies and drugs that are more effective or less costly than any we are developing. Our competitors may succeed in obtaining FDA or other regulatory approvals for drug candidates before we do. We cannot guarantee that our drug candidates, if approved for sale, will be able to compete successfully with our competitors' existing products under development. If we are unable to compete successfully, we may never be able to sell enough products at a sufficient price that would generate profits.

Our failure to protect our proprietary technology could impair our competitive position.

  We have developed and licensed numerous issued patents and pending applications in the U.S. and foreign counterparts. Our success will depend in part on our ability to obtain additional United States and foreign patent protection for our drug candidates and processes, preserve our trade secrets and operate without infringing the proprietary rights of third parties. We place considerable importance on obtaining patent protection for significant new technologies, products and processes. Legal standards relating to the validity of patents covering pharmaceutical and biotechnology inventions and the scope of claims made under such patents are still developing. Our patent position is highly uncertain and involves complex legal and factual questions. We cannot be certain that the applicant or inventors of subject matter covered by patent applications or patents owned by or licensed to us were the first to invent or the first to file patent applications for such inventions. We cannot guarantee that any patents will issue from any of the pending or future patent applications we own or have licensed. Existing or future patents owned by or licensed to us may be challenged, infringed upon, invalidated, found to be unenforceable or circumvented by others. Further, we cannot guarantee that any rights we may have under any issued patents will provide us with sufficient protection against competitive products or otherwise cover commercially valuable products or processes.

  If another party claims the same subject matter or subject matter overlapping with the subject matter that we have claimed in a United States patent application or patent, we may decide or be required to participate in interference proceedings in the United States Patent and Trademark Office in order to determine the priority of invention. Loss of such an interference proceeding would deprive us of patent protection sought or previously obtained and could prevent us from commercializing our products. Participation in such proceedings could result in substantial costs, whether or not the eventual outcome is favorable. These additional costs could adversely affect our ability to achieve profitability.

We will need to raise additional money before we expect to achieve profitability; if we fail to raise additional money, it would be difficult to continue our business.

  As of September 30, 2000 our cash and cash equivalents totaled approximately $39 million. We believe these financial resources will fund our opportunities well into 2002. Once these current financial resources run out, we will require substantial additional funds in order to finance our drug discovery and development programs, fund operating expenses, pursue regulatory clearances, develop manufacturing, marketing and sales capabilities, and prosecute and defend our intellectual property rights. We intend to seek additional funding through public or private financing or through collaboration arrangements with collaborative partners. If we cannot raise additional funds when needed, we may not be able to continue to develop our products, which would prevent us from generating revenues.

If we raise additional money by issuing equity securities, your investment will be diluted.

  If we raise additional funding by issuing more equity securities, the new shares will dilute the voting power of your investment on a percentage basis.

The technology in our sector is developing rapidly, and our future depends on our ability to keep abreast of technological change.

  Biotechnology and related pharmaceutical technology have undergone rapid and significant change. We expect that the technologies associated with biotechnology research and development will continue to develop rapidly. Our future will depend in large part on our ability to maintain a competitive position with respect to these technologies. Any compounds, products or processes that we develop may become obsolete before we recover any expenses we have incurred in connection with developing these products. If we fail to recover our expenses because our products become obsolete, we may not be able to achieve profitability.

If the manufacturers of our products do not comply with FDA regulations, or cannot produce the amount of products we need to continue our development, we will fall behind on our business objectives.

  Outside manufacturers currently produce our drug candidates. Manufacturers producing our products must follow current Good Manufacturing Practices regulations enforced by the FDA through its facilities inspection program. If a manufacturer of our products does not conform to the Good Manufacturing Practices regulations and cannot be brought up to such a standard, we will be required to find alternative manufacturers that do conform. This may be a long and difficult process, and may delay our ability to receive FDA approval of our products.

  We also rely on our manufacturers to supply us with a sufficient quantity of our drug candidates to conduct clinical trials. If we have difficulty in the future obtaining our required quantity and quality of supply, we could experience significant delays in our development programs and regulatory process.

If we decide to manufacture our products ourselves, we face further FDA regulation and will require additional capital.

  At this time, we do not intend to manufacture any pharmaceutical products ourselves. If we decide to manufacture products ourselves in the future, we would be subject to the same risks associated with the regulatory requirements described above. We would also require substantial additional capital. We have no experience manufacturing pharmaceutical products for commercial purposes, so we cannot guarantee that we would be able to manufacture any products successfully or in a cost-effective manner.

Our ability to achieve any significant revenue will depend on our ability to establish effective sales and marketing capabilities.

  Our efforts to date have focused on the development and evaluation of our drug candidates. As we continue clinical studies and prepare for commercialization of our drug candidates, we need to build a sales and marketing infrastructure. We have no experience in the sales and marketing of our drug candidates. If we fail to establish a sufficient marketing and sales force, it will impair our ability to enter new or existing markets. Our inability to effectively enter these markets would materially and adversely affect our ability to generate significant revenues.

If Hollis-Eden were to lose the services of Richard B. Hollis, or fail to attract qualified personnel in the future, our business objectives would be more difficult to implement, adversely affecting our operations.

  Our ability to successfully implement our business strategy depends highly upon our Chief Executive Officer, Richard B. Hollis. The loss of Mr. Hollis' services could impede the achievement of our research and development objectives. We also highly depend on our ability to hire and retain qualified scientific and technical personnel. The competition for these employees is intense. We cannot guarantee that we will continue to be able to hire and retain the qualified personnel needed for our business. Loss of the services of or the failure to recruit key scientific and technical personnel could adversely affect our business, operating results and financial condition.

We may face product liability claims related to the use or misuse of our products which may cause us to incur significant losses.

  We face inherent business risk of product liability claims in the event that the use or misuse of our products results in personal injury or death. We have not experienced any such claims to date, but we cannot be certain, in particular after commercial introduction of our products, that we will not experience losses due to product liability claims. We currently maintain liability insurance on a claims-made basis. We cannot be certain that the insurance policies' coverage limits are adequate. The insurance is expensive, difficult to obtain and may not be available in the future on acceptable terms, or at all. Any claims against us, regardless of their merit, could substantially increase our costs and cause us to incur significant losses.

Trading in our shares could be subject to extreme price fluctuations that could adversely affect your investment.

  The market prices for securities of life sciences companies, particularly those that are not profitable, have been highly volatile, especially recently. Publicized events and announcements may have a significant impact on the market price of our common stock. For example, biological or medical discoveries by competitors, unfavorable results from clinical trials, unfavorable developments concerning patents or other proprietary rights or unfavorable domestic or foreign regulatory developments may have the effect of temporarily or permanently driving down the price of our common stock (example: Hollis-Eden's stock price has ranged from $4.00 to $19.25 from January 1, 2000 to December 1, 2000.) In addition, the stock market from time to time experiences extreme price and volume fluctuations which particularly affect the market prices for emerging and life sciences companies, such as ours, and which are often unrelated to the operating performance of the affected companies. These broad market fluctuations may adversely affect the ability of a stockholder to dispose of his shares at a price equal to or above the price at which the shares were purchased.

Because stock ownership is concentrated, you and other investors will have minimal influence on stockholders decisions.

  Assuming that outstanding warrants and options have not been exercised, Richard B. Hollis, our Chief Executive Officer, owns approximately 24% of our outstanding common stock. Assuming the exercise of our outstanding warrants and options, Mr. Hollis would own approximately 20% of our outstanding common stock. As a result, Mr. Hollis may be able to significantly influence the management of Hollis-Eden and all matters requiring stockholder approval, including the election of directors. Such concentration of ownership may also have the effect of delaying or preventing a change in control of Hollis-Eden.

We have implemented anti-takeover provisions, any of which may reduce the market price of our common stock.

  Provisions of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire us, even if the acquisition would be beneficial to our stockholders.

  Our board of directors is authorized, without any further vote by stockholders, to issue shares of preferred stock. The issuance of preferred stock with special voting, liquidation and dividend privileges may have the effect of delaying, deferring or preventing a change in control without any further action by the stockholders. Any such issuance may materially and adversely affect the price of the common stock.

  Our board of directors is a "classified board," with approximately one-third of our directors elected each year. Two annual meetings would be necessary to change a majority of the directors as a result of having a classified board. The existence of a classified board may, in certain circumstances, deter or delay mergers, tender offers, other possible takeover attempts or changes in management of the board of directors which may be favored by some or a majority of our stockholders.

  We have distributed a dividend of one right for each outstanding share of common stock pursuant to the terms of our stockholder rights plan. These rights will cause substantial dilution to the ownership of a person or group that attempts to acquire us on terms not approved by our board of directors and may have the effect of deterring hostile takeover attempts.

                      WHERE YOU CAN GET MORE INFORMATION

  We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms in Washington, D.C., New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's Web site at "http://www.sec.gov".

  We incorporate by reference the documents listed below, except as modified by this registration statement, and any future filings we will make with the SEC under Section 13 (a), 13(c), 14 or 15 (d) of the Securities Exchange Act of 1934:

  .  Annual Report on Form 10-K for the year ended December 31, 1999;

  . Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000, and September 30, 2000;

  . Notice of Annual Meeting and Proxy Statement for the 2000 Annual Meeting of Stockholders held on June 23, 2000;

  .  Current Reports on Form 8-K filed February 4, 2000 and October 20, 2000;
     and

  . Our registration statement on Form S-4, No. 333-18725, as amended, which includes a description of our common stock.

  You may request a copy of these filings at no cost, by writing or telephoning us at the following address or telephone number:

  Hollis-Eden Pharmaceuticals, Inc.
  9333 Genesee Avenue, Suite 200
  San Diego, CA 92121
  Attn: Chief Accounting Officer
  (858) 587-9333

                          FORWARD-LOOKING STATEMENTS

  This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases like "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "management believes," "the Company believes," "the Company intends," "we believe," "we intend" and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus. Among the key factors that could cause actual results to differ materially from the forward-looking statements:

  . risks and uncertainties regarding the adequacy of our clinical trial processes and whether the results of those clinical trials will be adequate to support regulatory filings and/or approvals;

  . risks associated with timing of filing for regulatory approval of HE2000, and if regulatory approval is received, time to market thereafter;

  . our ability to raise additional needed capital or consummate strategic or collaborative partner transactions on favorable terms or at all; and

  .  dependence on third party manufacturers of our products.

  Because the risk factors referred to above, as well as the risk factors beginning on page 4 of this prospectus, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any of those forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                             SELLING STOCKHOLDERS

  The following table sets forth the names of the selling stockholders, and the number of shares of common stock owned beneficially by them as of December 5, 2000 which may be offered under the terms of this prospectus. This information is based upon information provided by each selling stockholder. Each selling shareholder is the beneficial owner of less than one percent of our outstanding shares of Common Stock based on an aggregate of 11,589,525 shares issued and outstanding on November 28, 2000. The term "selling stockholders" includes the stockholders listed below and their transferees, pledges, donees or other successors. Each selling stockholder is offering all of the shares they beneficially own, and assuming they sell every share, will not beneficially own any shares of Hollis-Eden. None of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with Hollis-Eden or any of its predecessors or affiliates.

                                                                 Shares Being
                               Name                                Offered
                               ----                              ------------
   Jeffery L. Neuman, as TTEE pursuant to a Voting TR Agreement
    DTD 10/5/95 for beneficiaries Saltzman Partners, Cairnwood
    Inc. and Jeffery L. Neuman (1)..............................    61,231
   Jeffery L. Neuman as TTEE and sole beneficiary of Tudor
    Trust.......................................................     7,038
   Research Corporation Technologies, Inc. .....................    54,545
   Fort Washington Resources, Inc. .............................    41,173
   Temple University............................................    10,557
   Cairnwood, Inc. .............................................     7,038
   Saltzman Partners............................................     7,038
   Lawrence J. Schoenberg.......................................     5,278
   Pharmaceutics International, Inc. ...........................     4,926
   Janet Katz...................................................     3,870
   Carolinas HealthCare Systems.................................     2,111
   David P. Cohen...............................................     1,055
   Authur Schwartz and Karen Schwartz...........................     1,055
   Robert B. MacArthur..........................................       703
   Therapeutics, Inc............................................       703
   Edward W. McCloskey..........................................       351
   Tom and Jane Rogers..........................................    20,000
                                                                   -------
     Total......................................................   228,672
                                                                   =======

--------
(1) Beneficial owners of shares listed consist of 20,355 by Saltzman Partners, 20,438 shares by Cairnwood, Inc. and 20,438 by Jeffery L. Neuman.

                             PLAN OF DISTRIBUTION

  The shares of common stock may be sold from time to time by the selling stockholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The selling stockholders may offer their shares of common stock in one or more of the following transactions:

  . on any national securities exchange or quotation service at which the common stock may be listed or quoted at the time of sale, including The Nasdaq National Market.

  .  in the over-the-counter market,

  .  in private transactions,

  .  through options,

  . by pledge to secure debts and other obligations, or a combination of any of the above transactions.

  If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering.

  The shares of common stock described in this prospectus may be sold from time to time directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer shares of common stock to or through underwriters, broker/dealers or agents. The selling stockholders and any underwriters, broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any profits on the resale of shares of common stock and any compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

  Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under rule 144 rather than under the terms of this prospectus. The selling stockholders may not sell all of the shares. The selling stockholders may transfer, will or gift such shares by other means not described in this prospectus.

  To comply with the securities laws of certain jurisdictions, the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

  Under the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock may not simultaneously engage in market-making activities with respect to the common stock for nine business days prior to the start of the distribution. In addition, each selling stockholder and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934 which may limit the timing of purchases and sales of common stock by the selling stockholders or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

  All expenses of this registration will be paid by Hollis-Eden. These expenses include the SEC's filing fees and fees under state securities or "blue sky" laws. We estimate that our expenses in connection with this offering will be approximately $4,257. All expenses for the issuance of a supplement to this prospectus, when requested by selling stockholder(s), will be paid by the requesting stockholder(s).

                                 LEGAL MATTERS

  Cooley Godward LLP, San Diego, California will pass upon the validity of the issuance of the common stock offered by this prospectus.

                                    EXPERTS

  The financial statements of the registrant as of December 31, 1999 and 1998, and for each of the years ended December 31, 1999, 1998 and 1997, and for the period August 15, 1994, the day we started doing business, to December 31, 1999, have been audited by BDO Seidman, LLP, as set forth in their report included in Hollis-Eden's Annual Report on Form 10-K for the year ended December 31, 1999. We incorporate these financial statements by reference into this prospectus in reliance upon such report given upon the authority of BDO Seidman, LLP as experts in accounting and auditing.

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We have not authorized any dealer, salesperson or other person to give any information or to make any representations not contained in this prospectus or any prospectus supplement. You must not rely on any unauthorized information. This prospectus is not an offer of these securities in any state where an offer is not permitted. The information in this prospectus is current as of December 5, 2000. You should not assume that this prospectus is accurate as of any other date.
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                                228,672 Shares

                       HOLLIS-EDEN PHARMACEUTICALS, INC.

                           -------------------------

                                 Common Stock

                           -------------------------



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-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

  The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee and the listing fee are estimated):

       SEC Registration Fee............................................. $  257
       Legal fees and expenses..........................................  2,000
       Accounting fees and expenses.....................................  2,000
                                                                         ------
         Total.......................................................... $4,257
                                                                         ======

Item 15. Indemnification of Officers and Directors.

  Under Section 145 of the Delaware General Corporation Law, the registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

  The registrant's bylaws provide that the registrant shall indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law. The registrant is also empowered under its bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. In addition, the registrant is required, subject to certain exceptions, to advance all expenses incurred by any director or executive officer in connection with a completed, pending or threatened action, suit or proceeding upon receipt of an undertaking by such director or executive officer to repay all amounts advanced by the registrant on such person's behalf if it is ultimately determined that such person is not entitled to be indemnified under the bylaws or otherwise.

  The registrant's Certificate of Incorporation provides that to the fullest extent permitted under Delaware law, the registrant's directors will not be personally liable to the registrant and its stockholders for monetary damages for any breach of a director's fiduciary duty. The Certificate of Incorporation does not, however, eliminate the duty of care, and in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director is subject to liability for breach of the director's duty of loyalty to the registrant, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director derived an improper personal benefit and for improper distributions to stockholders and loans to directors and officers. This provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

  The registrant maintains directors' and officers' liability insurance.

Item 16. Exhibits.

  (a) Exhibits.

   Exhibit No. Description
   ----------- -----------
       5.1     Opinion of Cooley Godward LLP.

      23.1     Consent of BDO Seidman, LLP.

      23.2     Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.

      24.1     Power of Attorney. Reference is made to page II-3.

Item 17. Undertakings.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the provisions described in Item 15, the registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or person controlling the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or person controlling the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made pursuant to this registration statement, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned registrant undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on December 1, 2000.

                                          Hollis-Eden Pharmaceuticals, Inc.

                                                 /s/ Richard B. Hollis
                                          By: _________________________________
                                                     Richard B. Hollis
                                                 Chairman of the Board and
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard B. Hollis, Daniel D. Burgess and Robert
W. Weber, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them, or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                           Title                    Date
              ---------                           -----                    ----

      /s/ Richard B. Hollis            Chairman of the Board,        December 1, 2000
______________________________________  Chief Executive Officer
          Richard B. Hollis             and Director (Principal
                                        Executive Officer)

      /s/ Daniel D. Burgess            Chief Operating Officer/      December 1, 2000
______________________________________  Chief Financial Officer
          Daniel D. Burgess             (Principal Financial
                                        Officer)

       /s/ Robert W. Weber             Vice President-Controller/    December 1, 2000
______________________________________  Chief Accounting Officer
           Robert W. Weber              (Principal Accounting
                                        Officer)

      /s/ J. Paul Bagley III           Director                      December 1, 2000
______________________________________
          J. Paul Bagley III

       /s/ Leonard Makowka             Director                      December 1, 2000
______________________________________
           Leonard Makowka

              Signature                           Title                    Date
              ---------                           -----                    ----

                                       Director                      December 1, 2000
______________________________________
         Brendan R. McDonnell

 /s/ Thomas Charles Merigan, Jr.       Chairman of the Scientific    December 1, 2000
______________________________________  Advisory Board and
     Thomas Charles Merigan, Jr.        Director

                                       Director                      December 1, 2000
______________________________________
          William H. Tilley

      /s/ Salvatore J. Zizza           Director                      December 1, 2000
______________________________________
          Salvatore J. Zizza

                                 EXHIBIT INDEX

   Exhibit No. Description
   ----------- -----------
       5.1     Opinion of Cooley Godward LLP.

      23.1     Consent of BDO Seidman, LLP.

      23.2     Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.

      24.1     Power of Attorney. Reference is made to page II-3.